MINERAL RIGHTS PURCHASE AMENDMENT

This amendment is dated November 21, 2011 it is to supersede any and all agreements prior to this date for the acreage identified within this document. The amendment is between Xploration Inc, a Nevada corporation with offices at 2915 San Dieguito Drive Del Mar California 92014 and Joaquin Basin Resources, a Nevada corporation with offices at 14 Monarch Bay Plaza, Monarch Bay, California 92629.

In consideration for a reduction in working interest from 50% to 20% and in consideration for a reduction in net revenue interest from 37.5% to 14% Xploration Inc will do the following as increased compensation to Joaquin Basin Resources:

Xploration Inc shall pay on behalf of Joaquin Basin Resources the following expenses related to the Leases listed in Exhibit A:

(i)                   all GG&A as determined by Xploration of the Leases for the period October 1, 2011 through September 30, 2012,

(ii)                 all Lease rentals due for the period October 1, 2011 through September 30, 2012

(iii)                all expenses through completion of the first well planned to be on the Den Hartog, et al lease (but at Xploration’s election to be drilled on any of the Leases), the cost of which is estimated to be approximately $500,000 (“First Farmin Well”), such well anticipated to be commenced during the period October 1, 2011 through September 30, 2012

(iv)               in the event Xploration has not commenced drilling the First Farmin Well within the timeframe as referenced in (iii) above, then the time period within which Xploration may drill the First Farmin well may be further extended for an additional twelve month period ending September 30, 2013 at Xploration’s sole discretion, by Xploration giving no less than thirty days notice to Joaquin Basin Resources prior to October 1, 2012 and the same conditions per the First Farmin Well only as set forth in (iii) would apply to that additional twelve month period provided that the decision to drill a well pursuant to (iii) above and this clause (iv) rests in the sole and absolute discretion of Xploration.

Notwithstanding anything in the JOA to the contrary, the right to propose the first two wells on the Kreyenhagen Trend leases (which shall comprise of the First Farmin Well and the next subsequent well) shall vest solely in Xploration. The decision of where and when to drill such first two wells shall be decided by Xploration in its sole and absolute discretion, and no other party to the JOA may propose a well until such two wells are drilled and completed. In the event Joaquin Basin Resources non-consents on any subsequent well drilled on the Leases after the First Farmin Well, the existing provisions of the JOA shall apply.

Except as otherwise set forth in this Agreement, in the event Joaquin Basin Resources defaults (including the failure to timely and fully pay any executed AFE according to the terms of the JOA) on any subsequent well drilled on the Leases after the First Farmin Well, the terms of the JOA will apply; provided, however, that Xploration may, in its sole and absolute discretion, be entitled to recover the defaulted amounts out of 100% of Joaquin Basin Resources’s share of net operating revenue from any production that has been established on the Leases.

Xploration shall reduce the August 31, 2011 and September 30, 2011 cash calls to Joaquin Basin Resources, equal to $82,080.31, to $41,040.16.

Joaquin Basin Resources shall fully remit to Xploration the amount ($41,040.16) referred to above, no later than 5:00 p.m., Pacific Time on January 31, 2012.

Xploration will hold 4% of the 12% net revenue interest in escrow until the $41,040.16 is paid on or before January 31, 2012. In the event Grid does not pay the $41,040.16 then Xploration will keep the 4% net revenue interest. When Joaquin Basin Resources pays the $41,040.16 on or before January 31, 2012, Xploration will then deliver the 4% net revenue interest held in escrow to Joaquin Basin Resources.

Xploration shall have a right to match any sale or disposition of interests by Joaquin Basin Resources. In the event that Xploration does not exercise its right to match, then consent to assignment shall not be unreasonably withheld.

This Agreement shall be binding upon and shall inure to the benefit of Xploration and Joaquin Basin Resources and to their respective heirs, devisees, legal representatives, successors and assigns.

Where any terms and conditions of this Agreement are in conflict with the JOA, then the terms and conditions of this Agreement shall apply.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written but is effective as of the Effective Date.

JOAQUIN BASIN RESOURCES XPLORATION, INC.

By: _____________________________ By: ______________________________

Print Name:                                           Print Name:

Title: ____________________________ Title: ____________________________

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